EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933
www.capitolbancorp.com

Analyst Contact:    Michael M. Moran
                                 Chief of Capital Markets
                                  877-884-5662
Media Contact:      Stephanie Swan
  Director of Shareholder Services
  517-372-7402

Capitol Bancorp Signs Agreement for $50 Million Sale of Securities and Sale of Nonperforming Assets

LANSING, Mich.: October 2, 2012:  Capitol Bancorp Limited (OTCQB: CBCRQ) announced today that it entered into a securities purchase agreement with VS CB Stock Acquisition, LLC for the sale of $35 million of Class B common stock and $15 million of Series A Preferred stock, in each case contingent on the Corporation's emergence from bankruptcy and subject to the terms and conditions contained in the securities purchase agreement.

Capitol's Chairman and CEO Joseph D. Reid said, "This transaction represents a significant step toward the completion of our plan of reorganization."

Capitol also announced its entry into an asset purchase agreement with VS CB Asset Acquisition, LLC pursuant to which Capitol will sell approximately $207 million of nonperforming loans, which is also contingent upon emergence from bankruptcy and subject to the terms and conditions contained in the asset purchase agreement, and represents substantially all of the nonperforming loans of Capitol's affiliate banks.

Forward-Looking Statements
Certain statements in this announcement contain forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, but not limited to the completion of Capitol's announced restructuring and planned operation of its business, including the outcome and impact on its business of any resulting proceedings with respect to the joint plan of reorganization. A more extensive discussion of the risk factors that could impact Capitol's overall business and financial performance can be found in reports previously filed by Capitol with the Securities and Exchange Commission.

All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the company or any person acting on the Corporation's behalf are qualified by the cautionary statements in this press release. The Corporation does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.
About Capitol Bancorp Limited
Capitol Bancorp Limited, which was founded in 1988, is a community banking company with a network of separately chartered banks in ten states and executive offices in Lansing, Michigan.

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